Exhibit 21.1


                                  SUBSIDIARIES

Pacific Magtron, Inc.                -   wholly-owned California corporation

Frontline Network Consulting, Inc.   -   majority owned (96%) California
                                         corporation

Lea Publishing, L.L.C.               -   wholly-owned California limited
                                         liability company

Pacific Magtron (GA), Inc.           -   Majority (98%)owned Georgia corporation

PMI Capital Corporation              -   wholly-owned California corporation

LiveWarehouse, Inc.                  -   wholly-owned California corporation